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                                                                     EXHIBIT 5.1

    [LETTERHEAD OF NELSON MULLINS RILEY & SCARBOROUGH, L.L.P. APPEARS HERE]

                               February 17, 1998

ACSYS, Inc.
2000 Pennsylvania Avenue, N.W.
Suite 7650
Washington, D.C. 20006

Ladies and Gentlemen:

        We have acted as counsel to ACSYS, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, covering the offering of up to 2,109,622 shares (the "Shares") of the Company's Common Stock, no par value per share, that may be issued pursuant to the ACSYS, Inc. Amended and Restated 1997 Stock Option Plan and the Acsys Resources, Inc. 1996 Equity Compensation Plan (together, the "Plans"). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

        The opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

        Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares covered by the Registration Statement, which may be issued pursuant to the Plans, will, when issued in accordance with the Plans, be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Sincerely,

                                /s/ Nelson Mullins Riley & Scarborough, L.L.P.

                                Nelson Mullins Riley & Scarborough, L.L.P.